Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, S.V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of PR
For Immediate Release	(336) 389-5513 – Media

Bassett Furniture News Release

Bassett Announces Record and Payment Dates for Special Dividend

(Bassett, Va.) – June 18, 2008 – Bassett Furniture Industries Inc. (Nasdaq: BSET) announced today that its Board of Directors has approved the first installment of $0.75 per share to be paid as part of the $1.25 special dividend announced in April. Accordingly, $0.75 per share will be paid to shareholders of record as of July 16, 2008 with a payment date of August 1, 2008. The second installment of $0.50 per share is expected to be paid in October 2008 as further proceeds from liquidating additional portions of the Company’s investment portfolio are received.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (Nasdaq: BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With approximately 125 Bassett stores, Bassett has leveraged its strong brand name in furniture into a growing network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-G)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “ intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the first quarter of fiscal year 2008, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors, among others, affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: delays or difficulties in converting some of its non-operating assets to cash, the securities markets, including stock price levels, tax planning considerations, negotiations with third parties who have an interest in some of non-operating assets in which the Company has an interest, economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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